U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
    From 4 or Form 5 obligations may continue. See Instruction 1(b) Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
    Powell, Paul A.
    208 Honeysuckle Road
    Salem, VA 24153
2. Issuer Name and Ticker or Trading Symbol
    Abraxas Petroleum Corporation
    AXAS
3. IRS or Social Security number of Reporting Person (Voluntary)
    ###-##-####
4. Statement for Month/Year
    March-1999
5. If Amendment, Date of Original Month/Year

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X)Director ( )10% Owner ( )Officer (give title below) ( )Other

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
Common Stock               |03/25/| A  | |  371             | A |  4.38     | 16420             |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/02/| P  | | 5000             | A |  1.44     | 20998             |I     |BY SELF AS TRUSTEE FOR     |
                           |99    |    | |                  |   |           |                   |      |PAUL A. POWELL TRUST       |
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Common Stock               |      |    | |                  |   |           |  4228             |I     |BY MECHANICAL DEVELOPMENT  |
                           |      |    | |                  |   |           |                   |      |CORPORATION                |
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Common Stock               |      |    | |                  |   |           |    51             |I     |BY SELF AS TRUSTEE FOR PAUL|
                           |      |    | |                  |   |           |                   |      | A. POWELL INDIVIDUAL TRUST|
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Common Stock               |      |    | |                  |   |           |   522             |I     |BY SALEM ENERGY PARTNERS   |
                           |      |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |    63             |I     |BY NAD PROPERTIES          |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1. Title of Security  |2.Conver- |3.Trans-|4.Transac- |5.Number of Deriv-|6.Date    |7.Title   |8.Price |9.Number|10.Owner-|11.Nat-|
                      |  siono or|  action|  tion Code|  ative Securities|  exerc-  |  and     |  of    |  of de-|   ship  |   ure |
                      |  Exercise|  Date  |  (Instr 8)|  acquired (A) or |  isable  |  Amount  |  Deriv-|  rivat-|   Form  |   of  |
                      |  Price of| (Month/|           |  or Disposed of  |  and Ex- |  of      |  ative |  ive   |   of    |   Ind-|
                      |  Deriv-  |   Day/ |           |  (D)(Instr. 3, 4,|  pirat-  |  Under-  |  Secur-|  Secu- |   Der-  |   ire-|
                      |  ative   |   Year)|           |  and 5)          |  ion     |  lying   |  ity   |  riti- |   ivat- |   ct  |
                      |  Security|        |           |                  |  Date    |  Security|        |  es be-|   ive   |   Ben-|
                      |          |        |           |                  |          |          |        |  nefic-|   Sec-  |   efi-|
                      |          |        |           |                  |          |          |        |  ially |   uri-  |   cial|
                      |          |        |           |                  |          |          |        |  owned |   ty:   |   Own-|
                      |          |        |           |                  |          |          |        |  at end|   Dir-  |   er- |
                      |          |        |           |                  |          |          |        |  of    |   ect   |   ship|
                      |          |        |           |                  |          |          |        |  Month |   (D)or |       |
                      |          |        |___________|__________________|__________|__________|        |        |   indir-|       |
                      |          |        |     |     |         |        |Date|Exp- |     |Amo |        |        |   ect(I)|       |
                      |          |        |Code |  V  |  (A)    |  (D)   |Exer|irat |Title|unt-|        |        |         |       |
                      |          |        |     |     |         |        |able| ion |     |or  |        |        |         |       |
                      |          |        |     |     |         |        |    |Date |     |Num-|        |        |         |       |
                      |          |        |     |     |         |        |          |     |ber |        |        |         |       |
___________________________________________________________________________________________________________________________________|
DIRECTOR STOCK OPTION |  2.06    |3/25/99 | A   | V   | 2000    |        | (1)|3/25/|COMMON|2000|        |15000   |    D    |      |
                      |          |        |     |     |         |        |    |2009 |STOCK |    |        |        |         |      |
___________________________________________________________________________________________________________________________________|

Explanation of responses:
(1) The option becomes exercisable in four equal annual installments beginning on March 25, 2000.



Signature of Reporting Person

_______________________________
Paul A. Powell

May 14, 1999